SCHEDULE A


1.    First Trust Developed Markets ex-US AlphaDEX Fund

2.    First Trust Emerging Markets AlphaDEX Fund

3.    First Trust Asia Pacific ex-Japan AlphaDEX Fund

4.    First Trust Europe AlphaDEX Fund

5.    First Trust Latin America AlphaDEX Fund

6.    First Trust Brazil AlphaDEX Fund

7.    First Trust China AlphaDEX Fund

8.    First Trust Japan AlphaDEX Fund

9.    First Trust South Korea AlphaDEX Fund

10.   First Trust Australia AlphaDEX Fund

11.   First Trust Canada AlphaDEX Fund

12.   First Trust Germany AlphaDEX Fund

13.   First Trust Hong Kong AlphaDEX Fund

14.   First Trust India AlphaDEX Fund

15.   First Trust Switzerland AlphaDEX Fund

16.   First Trust Taiwan AlphaDEX Fund

17.   First Trust United Kingdom AlphaDEX Fund

18.   First Trust Developed Markets Small Cap AlphaDEX Fund

19.   First Trust Emerging Markets Small Cap AlphaDEX Fund

20.   First Trust Eurozone AlphaDEX(R) ETF